Exhibit 99.3

For Immediate Release

Contracts:

MSV	SkyTerra
Khristyn Brimmeier	Robert Lewis
202.530.4581	212-730-7540
Khristyn.Brimmeier@bm.com	info@skyterracom.com

SKYTERRA COMMUNICATIONS NAMES ALEX GOOD CEO AND PRESIDENT, SCOTT MACLEOD CFO

December 18, 2006 – Reston, VA -- SkyTerra Communications, Inc. (SKYT.OB) today announced that Alexander H. Good was named Chief Executive Officer and President, and Scott G. Macleod was named Executive Vice President, Chief Financial Officer and Treasurer.

Mr. Good will continue to serve in his current role as Vice Chairman and CEO of Mobile Satellite Ventures LP (MSV), the principal operating subsidiary of SkyTerra. Mr. Macleod will also continue to serve in his current role as Chief Financial Officer of MSV. Mr. Good is replacing Jeffrey Leddy, who has served as Chief Executive Officer and President of SkyTerra since April 2003 and was concurrently added to the Board of Directors of SkyTerra. Mr. Leddy also will retain his position on the MSV Board. At the time of Mr. Macleod’s appointment, Craig Kaufmann who has served as SkyTerra’s Controller and Treasurer since April 2003, ceased his employment with the Company.

"Alex Good brings proven experience and competitive insight into the communications industry and Scott Macleod has a proven background in communications financings and financial management – key factors that will help drive the Company’s competitive and strategic market positioning,” said Jeff Leddy. “I am confident they can successfully guide development and implementation of SkyTerra's strategic plan and continue to bring value to our shareholders."

“The alignment of the SkyTerra and MSV management and ownership structure is an important next step for both companies – creating a single, public-entity vehicle, with improved liquidity, access to capital, and a more attractive platform for partners”, said Mr. Good.

Mr. Good has a long history in the telecommunications field as an operating executive and on the Boards of telecom businesses. Mr. Good was the executive vice president of Bell Atlantic (now Verizon) and served as a member of that company’s Executive Committee. Prior to that, Good served as CEO and President of Bell Atlantic

International, where he led the company’s high growth international operations. He also initiated and oversaw the company’s investments in other areas, including the satellite industry. Prior to his service with Bell Atlantic, he served as CEO and Chairman of the Board of Mtel International.

Mr. Macleod brings extensive experience in financing and strategic advisory transactions within the telecom industry. From 2003 to 2006, Mr. Macleod was Managing Director responsible for Rothschild’s North American Telecom practice. Prior to joining Rothschild, Mr. Macleod was Executive Vice President and Chief Corporate Development Officer of XO Communications and had previously been Managing Director and founding member of Merrill Lynch’s Global Communications Group.

In commenting on the management changes, Andrew Africk, a Director of SkyTerra, said, “Under Jeff’s leadership, SkyTerra has not only created significant shareholder value, but we have rationalized the ownership structure of MSV to better position it for the future. The dedication and hard work of Jeff and Craig have been instrumental in making all of this happen. The entire Board appreciates all they have done to get the Company to where it is today.”

About SkyTerra Communications, Inc.

SkyTerra Communications (OTC BB: SKYT.0B) is the majority and controlling owner of Mobile Satellite Ventures LP (MSV). MSV is developing the first hybrid cellular/satellite communications network, which will create a new category of wireless voice and data services and reshape the communications industry through the delivery of ubiquitous, transparent and seamless coverage throughout North America to conventional handsets. MSV has extensive patents on the technology and holds the first FCC license to provide these services. MSV conceived and has aggressively developed the hybrid network construct known as ATC (Ancillary Terrestrial Component), and to date holds over 800 patents issued and 500 additional published ATC patent claims. These 1300 issued and published claims span the breadth of all ATC network features, functions and system components, including the satellite, terrestrial and end-user equipment. For North American coverage, MSV and its joint venture partner, MSV Canada, have started construction of two satellites and the associated ground segment of the network. The MSV satellites will be the most powerful and technologically advanced commercial satellites ever built. When completed, the MSV network will transform communications through the delivery of advanced emergency response, aviation and transportation services, as well as content-rich entertainment services, to consumers through interoperable, user-friendly voice, video and high-speed data services.

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Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of SkyTerra and MSV and the transactions and plans described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words. Such forward-looking statements are subject to uncertainties relating to the ability of SkyTerra and MSV to raise additional capital or consummate a strategic transaction, as well as the ability of SkyTerra and MSV to execute their business plan. We assume no obligation to update or supplement such forward-looking statements.